Exhibit 99.1
Stabilis Solutions Reports Second Quarter 2022 Results
Houston, August 10, 2022 — Stabilis Solutions, Inc., (“Stabilis” or the “Company”) (NASDAQ: SLNG), an energy transition company that provides turnkey clean energy production, storage, transportation and fueling solutions primarily using liquefied natural gas (“LNG”) to multiple end markets across North America, today reported its financial results for its second quarter ended June 30, 2022.
For the second quarter that ended June 30, 2022, Stabilis reported revenues of $25.8 million, an increase of 12% sequentially and 61% higher than the second quarter last year. Revenues from the Company’s LNG segment and power delivery segment were $23.2 million and $2.6 million respectively.
Westy Ballard, President and CEO, commented “Driven by increased volumes and higher natural gas prices, revenue in the quarter was strong across multiple sectors including aerospace, mining, utilities, and oil & gas. Diversification across multiple end-markets speaks to the continued demand from a variety of customers which we are really excited about.”
Net loss for the quarter was $2.2 million compared to a net loss of $0.4 million in the first quarter of 2022 and a loss of $1.0 million in the second quarter of last year. The current quarter loss included a $0.9 million unrealized loss on the mark to market of natural gas options utilized to hedge a fixed price customer contract and $0.2 million related to an unutilized minimum purchase obligation.
Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), a non-GAAP measure, was $1.6 million for the quarter compared to $2.0 million in the first quarter of 2022 and $0.5 million in the second quarter of last year.
Net cash provided by operating activities was $1.4 million for the quarter and $3.7 million year to date. Total liquidity at June 30, 2022 was $5.1 million consisting of cash and available credit under the Company’s loan facility.
Ballard continued, “While we are still working to optimize our current operations, we continue to steadily advance our efforts on several exciting growth initiatives, particularly aerospace, where in the first half of this year, we delivered almost double all of 2021 delivered volumes and it now accounts for approximately 10% of our revenue. We see continued growth ahead for the aerospace and marine bunkering sectors and I look forward to sharing these developments throughout the second half of the year.”
Conference Call:
Management will host a conference call on Thursday, August 11, 2022 at 10:00 a.m. eastern time (9:00 a.m. central).

Dial-in Information
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Replay Information
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About Stabilis
Stabilis Solutions, Inc. is an energy transition company that provides turnkey clean energy production, storage, transportation and fueling solutions primarily using liquefied natural gas ("LNG") to multiple end markets across North America. To learn more, visit www.stabilis-solutions.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. Any actual results may differ from expectations, estimates and projections presented or implied and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “can,” “believes,” “anticipates,” “expects,” “could,” “will,” “plan,” “may,” “should,” “predicts,” “potential” and similar expressions are intended to identify such forward-looking statements.
Such forward-looking statements relate to future events or future performance, but reflect the parties’ current beliefs, based on information currently available. Most of these factors are outside the parties’

control and are difficult to predict. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. Factors that may cause such differences include, among other things: the future performance of Stabilis, future demand for and price of LNG, availability and price of natural gas, unexpected costs, and general economic conditions.

The foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in the Risk Factors in Item 1A of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2022 which is available on the SEC’s website at www.sec.gov or on the Investors section of our website at www.stabilis-solutions.com. All subsequent written and oral forward-looking statements concerning Stabilis, or other matters attributable to Stabilis, or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.

Stabilis does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Stabilis Solutions, Inc. and Subsidiaries
Selected Consolidated Operating Results
(Unaudited, in thousands, except share and per share data)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenues:
LNG product	$20,336	$16,785	$11,812	$37,121	$23,507
Rental, service and other	2,814	3,482	2,580	6,296	7,005
Power delivery	2,634	2,766	1,660	5,400	3,204
Total revenues	25,784	23,033	16,052	48,817	33,716
Operating expenses:
Costs of LNG product	16,863	12,744	9,150	29,607	17,894
Costs of rental, service and other	2,674	2,760	2,219	5,434	5,038
Costs of power delivery	1,989	2,113	1,292	4,102	2,452
Change in unrealized loss on natural gas derivatives	899	—	—	899	—
Selling, general and administrative expenses	3,516	3,566	3,291	7,082	6,006
Gain from disposal of fixed assets	—	(80)	(24)	(80)	(24)
Depreciation expense	2,263	2,322	2,218	4,585	4,443
Total operating expenses	28,204	23,425	18,146	51,629	35,809
Loss from operations before equity income	(2,420)	(392)	(2,094)	(2,812)	(2,093)
Net equity income from foreign joint ventures' operations:
Income from equity investments in foreign joint ventures	760	161	538	921	959
Foreign joint ventures' operations related expenses	(74)	(74)	(63)	(148)	(130)
Net equity income from foreign joint ventures' operations	686	87	475	773	829
Loss from operations	(1,734)	(305)	(1,619)	(2,039)	(1,264)
Other income (expense):
Interest expense, net	(164)	(154)	(77)	(318)	(94)
Interest expense, net - related parties	(49)	(31)	(148)	(80)	(321)
Other income (expense)	(30)	(45)	1,023	(75)	1,113
Total other income (expense)	(243)	(230)	798	(473)	698
Net loss before income tax expense	(1,977)	(535)	(821)	(2,512)	(566)
Income tax expense (benefit)	191	(129)	183	62	263
Net loss	$(2,168)	$(406)	$(1,004)	$(2,574)	$(829)

Net loss per common share:
Basic and diluted	$(0.12)	$(0.02)	$(0.06)	$(0.14)	$(0.05)
Weighted average number of common shares outstanding:
Basic and diluted	18,253,066	18,191,446	17,129,253	18,222,426	17,013,582

EBITDA	$499	$1,972	$1,622	$2,471	$4,292
Adjusted EBITDA	$1,626	$1,972	$536	$3,598	$3,206

Stabilis Solutions, Inc. and Subsidiaries
Revenues by Segment
(Unaudited, in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenue
LNG	$23,150	$20,267	$14,392	$43,417	$30,512
Power Delivery	2,634	2,766	1,660	5,400	3,204
Total Revenue	$25,784	$23,033	$16,052	$48,817	$33,716

Stabilis Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except share and per share data)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$4,053	$2,060
Accounts receivable, net	10,774	10,323
Inventories, net	288	386
Prepaid expenses and other current assets	3,798	2,764
Assets held for sale	1,841	—
Total current assets	20,754	15,533
Property, plant and equipment:
Cost	101,753	101,827
Less accumulated depreciation	(51,696)	(47,140)
Property, plant and equipment, net	50,057	54,687
Goodwill	4,453	4,453
Investments in foreign joint ventures	10,992	12,325
Right-of-use assets and other noncurrent assets	851	338
Total assets	$87,107	$87,336
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,885	$5,556
Accrued liabilities	9,225	7,613
Current portion of notes payable	391	963
Current portion of long-term notes payable - related parties	1,747	1,168
Current portion of finance and operating lease obligations	289	327
Total current liabilities	16,537	15,627
Long-term notes payable, net of current portion	8,784	7,753
Long-term notes payable, net of current portion - related parties	1,235	2,435
Long-term portion of finance and operating lease obligations	392	393
Other noncurrent liabilities	1,110	69
Total liabilities	28,058	26,277
Commitments and contingencies
Stockholders’ Equity:
Common stock; $0.001 par value, 37,500,000 shares authorized, 18,279,939 and 17,691,268 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	18	18
Additional paid-in capital	99,014	97,875
Accumulated other comprehensive income	(224)	351
Accumulated deficit	(39,759)	(37,185)
Total stockholders’ equity	59,049	61,059
Total liabilities and stockholders’ equity	$87,107	$87,336

Stabilis Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Cash flows from operating activities:
Net loss	$(2,168)	$(406)	$(1,004)	$(2,574)	$(829)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	2,263	2,322	2,218	4,585	4,443
Stock-based compensation expense	608	531	122	1,139	284
Bad debt expense	(15)	32	—	17	—
Gain on disposal of fixed assets	—	(80)	(24)	(80)	(24)
Gain on extinguishment of debt	—	—	(1,086)	—	(1,086)
Income from equity investment in joint venture	(760)	(161)	(538)	(921)	(959)
Change in unrealized loss on natural gas derivatives	899	—	—	899	—
Distributions from equity investment in joint venture	1,550	—	1,387	1,550	1,387
Change in operating assets and liabilities:
Accounts receivable	(1,992)	1,616	(721)	(376)	(1,428)
Due to related parties	—	—	27	—	42
Inventories	9	89	24	98	92
Prepaid expenses and other current assets	(1,188)	(667)	(253)	(1,855)	(453)
Accounts payable and accrued liabilities	1,707	(1,038)	(118)	669	1,150
Other	521	—	14	521	(8)
Net cash provided by operating activities	1,434	2,238	48	3,672	2,611
Cash flows from investing activities:
Acquisition of fixed assets	(327)	(918)	(5,619)	(1,245)	(5,917)
Proceeds on sales of fixed assets	—	100	258	100	258
Net cash used in investing activities	(327)	(818)	(5,361)	(1,145)	(5,659)
Cash flows from financing activities:
Proceeds from borrowings on notes payable	1,000	—	7,087	1,000	7,087
Payments on short and long-term notes payable	(486)	(463)	(152)	(949)	(448)
Payments on notes payable and finance leases from related parties	—	(669)	(918)	(669)	(1,701)
Payment of debt issuance costs	—	—	(420)	—	(420)
Net cash provided by (used in) financing activities	514	(1,132)	5,597	(618)	4,518
Effect of exchange rate changes on cash	(109)	193	(33)	84	29
Net increase in cash and cash equivalents	1,512	481	251	1,993	1,499
Cash and cash equivalents, beginning of period	2,541	2,060	3,062	2,060	1,814
Cash and cash equivalents, end of period	$4,053	$2,541	$3,313	$4,053	$3,313

Supplemental disclosure of cash flow information:
Interest paid	$98	$198	$218	$296	$380
Income taxes paid (refunds received)	26	(14)	164	12	169
Non-cash investing and financing activities:
Common stock issued to acquire fixed assets	$—	$—	$3,795	$—	$3,795
Equipment acquired from issuance of note payable	—	359	—	359	—
Acquisitions of fixed assets included within accounts payable	—	170	—	170	—
Fixed assets transferred to assets held for sale	1,841	—	—	1,841	—
Equipment acquired under finance leases	—	—	—	—	104

Non-GAAP Measures
Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occur during the reporting period, as noted below. We include EBITDA and adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definition of EBITDA and Adjusted EBITDA may vary among companies and industries, it may not be comparable to other similarly titled measures used by other companies. The following table provides a reconciliation of net loss, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30 2022	June 30 2021
Net income (loss)	$(2,168)	$(406)	$(1,004)	$(2,574)	$(829)
Depreciation	2,263	2,322	2,218	4,585	4,443
Interest expense, net	213	185	225	398	415
Income tax expense (benefit)	191	(129)	183	62	263
EBITDA	499	1,972	1,622	2,471	4,292
Special items*	1,127	—	(1,086)	1,127	(1,086)
Adjusted EBITDA	$1,626	$1,972	$536	$3,598	$3,206

*    For the three and six months ended June 30, 2022, special items consist of add backs for the change in unrealized loss on natural gas derivatives ($0.9 million) and one-time costs related to an expired contract ($0.2 million). Special items for the three and six months ended June 30, 2021 consists of the subtraction of a gain due to the forgiveness of indebtedness of Payroll Protection Act Loan.

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Investor Contact:
Andrew Puhala
Chief Financial Officer
832-456-6502
ir@stabilis-solutions.com